Exhibit 10.4
AMENDED & RESTATED AGREEMENT RE: CHANGE IN CONTROL
     This AGREEMENT RE: CHANGE IN CONTROL (this “Agreement”) is dated as of February 28, 2006 and is entered into by and between Peter Holmberg (“Executive”) and Ashworth, Inc., a Delaware corporation (the “Company”).
Background
     The Company believes that because of its position in the industry, financial resources and historical operating results there is a possibility that the Company may become the subject of a Change in Control (as defined below), either now or at some time in the future.
     The Company believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to assure that the Company will have the continued dedication and availability of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control. The Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair his ability to objectively perform his duties for and on behalf of the Company. Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon a Change in Control that lessen Executive’s financial risks and uncertainties and that are reasonably competitive with those of other corporations.
     With these and other considerations in mind, the Compensation Committee of the Company has authorized the Company to enter into this Agreement with the Executive to provide the protections set forth herein for Executive’s financial security following a Change in Control.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:
Agreement
     1. Term of Agreement. This Agreement shall be effective from the date first written above and, subject to the provisions of Section 4, shall extend to (and thereupon automatically terminate) one (1) day after Executive’s termination of employment with the Company for any reason. No termination of this Agreement shall limit, alter or otherwise affect Executive’s rights hereunder with respect to a Change in Control which has occurred prior to such termination, including without limitation Executive’s right to receive the various benefits hereunder.
     2. Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a “Change in Control,” Executive may become entitled to receive certain additional benefits, as described herein, in the event of his termination under specified circumstances.
     3. Change in Control. As used in this Agreement, the phrase “Change in Control” shall mean:

          (i) Except as provided by subparagraph (iii) hereof, the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or
          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
          (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than
          (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or
          (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or
          (iv) Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.
     4. Effect of a Change in Control. In the event of a Change in Control, Sections 6 through 11 of this Agreement shall become applicable to Executive. These Sections shall continue to remain applicable until the third anniversary of the date upon which the Change in Control occurs. On such third anniversary date, and provided that the employment of Executive has not been terminated on account of a Qualifying Termination (as defined in Section 5 below), this Agreement shall terminate and be of no further force or effect.
     5. Qualifying Termination. If within one (1) year following, or within ninety (90) days prior to, a Change in Control Executive’s employment with the Company and its affiliated companies is terminated, such termination shall be conclusively considered a “Qualifying Termination” unless:

     (a) Executive voluntarily terminates his employment with the Company and its affiliated companies. Executive, however, shall not be considered to have voluntarily terminated his employment with the Company and its affiliated companies if he elects to terminate his employment because his overall compensation plan is reduced or adversely modified in any material respect or his authority or duties are materially changed. For such purposes, Executive’s authority or duties shall be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in his title, status, overall position, or responsibilities.
     (b) The termination is on account of Executive’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies for a period of three (3) months.
     (c) Executive is involuntarily terminated for “Cause.” For this purpose, “Cause” shall mean:
     1. Executive’s willful and deliberate refusal to comply with a lawful, instruction of the CEO or Board of Directors, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Executive’s position;
     2. Executive’s act or acts of personal dishonesty;
     3. Executive’s conviction of a felony;
     4. Executive’s violation of the Company’s policies and/or code of conduct;
     5. Executive’s violation of any confidentiality or non-competition agreement with the Company or any Affiliate of the Company; or
     6. The willful engaging by Executive in misconduct which is injurious to the Company.
     6. Severance Payment. If Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Executive within thirty (30) days after the Qualifying Termination a cash lump sum equal to one (1) times Executive’s annual base salary (the “Severance Payment”).
     (a) For purposes of this Agreement, Executive’s “base salary” shall equal the Executive’s highest annual salary rate with the Company within the three year period ending on the date of Executive’s Qualifying Termination.
     (b) The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement; provided, however, that Executive shall continue to be entitled to receive the severance pay benefits under the Company’s applicable policies, if any, or under another written agreement if and to the extent Executive’s termination is not a Qualifying Termination after, or within ninety (90) days prior to, a Change in Control.

     7. Indemnification for Excise Tax. In the event that Executive becomes entitled to receive a Severance Payment in accordance with the provisions of Section 6 above, and such Severance Payment and any other benefits or payments (including transfers of property) that Executive receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with the Company in connection with a Change in Control of the Company (“Other Benefits”) shall be subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)(or any successor thereto) or any comparable provision of state law (an “Excise Tax”), the following rules shall apply:
     (a) The Company shall pay to Executive, within thirty (30) days after the Executive’s Qualifying Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax with respect to the Severance Payment or the Other Benefits and any federal, state and local income tax, FICA tax, and Excise Tax upon such Gross-Up Payment, is equal to the amount that would have been retained by Executive if such Excise Tax were not applicable. It is intended that Executive shall not suffer any loss or expense resulting from the assessment of any Excise Tax or the Company’s reimbursement of Executive for payment of any such Excise Tax.
     (b) For purposes of determining whether any of the Severance Payments or Other Benefits will be subject to an Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto), and all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code (or any successor thereto) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code (or any successor thereto), (ii) the amount of the Severance Payments and Other Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(l) and (4) of the Code (or any successor or successors thereto), after applying clause (i), above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto).
     (c) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of the Executive’s Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Executive’s Qualifying Termination, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto) (the “Applicable Rate”). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of such Qualifying Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest, determined at the Applicable Rate, payable with respect to such excess) at the time that the amount of such excess is finally determined.
8. Section 409A Compliance.
     (a) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code) (the “Deferred Payment”). The provisions of this Section 8 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     (b) In the event the six-month delay described in this Section 8 applies, the Company shall make an irrevocable contribution in the amount of the Deferred Payment to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64, which amount (along with any net income received by the trust) shall be paid by the trust to the Executive on the six-month anniversary of his termination of employment, and the trust shall terminate at such time. The trustee shall be chosen by the Company in its reasonable discretion. The Company shall pay the reasonable expenses of establishing and maintaining the trust.
     9. Rights and Obligations Prior to a Change in Control. Prior to the date which is ninety (90) days before a Change in Control, the rights and obligations of Executive with respect to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Executive from time to time. This Agreement deals only with certain rights and obligations of Executive subsequent, or within ninety (90) days prior to, a Change in Control, and the existence of this Agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to the date which is ninety (90) days before a Change in Control. Unless otherwise expressly set forth in a separate written employment agreement between Executive and the Company, the employment of Executive is expressly at-will, and Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs within ninety (90) days prior to or one (1) year after a Change in Control and constitutes a Qualifying Termination (as defined in Section 5 above) the provisions of this Agreement shall govern the payment of the Severance Payment and certain other benefits as provided herein.
     10. Non-Exclusivity of Rights. Subject to Section 6(b) hereof, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Except as otherwise provided in Section 6(b) hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.
     11. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of Executive’s successful collection efforts to receive amounts payable hereunder, or as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Section).
     12. Successors.
     (a) This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
     (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
     13. Governing Law. This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.
     14. Modifications. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.
     15. Dispute Resolution: Executive and the Company will utilize a system of binding arbitration to resolve all disputes that may arise out of the employment context. Both the

Company and Executive agree that any claim, dispute, and/or controversy that either Executive may have against the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or the Company may have against Executive, arising from, related to, or having any relationship or connection whatsoever with Executive’s seeking employment with, employment by, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims or discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise. However, nothing herein shall prevent Executive from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if Executive chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, and all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this agreement’s modification to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion.
     16. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

Ashworth, Inc.	Peter Holmberg
2765 Loker Avenue West	2339 42nd Ave.
Carlsbad, California 92010	Seattle, WA 98112
Attn: President
     17. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.
     18. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.
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     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Carlsbad, California.

ASHWORTH, INC.

By:	/s/ Randall L. Herrel, Sr.

Randall L. Herrel, Sr.

Title: Chairman, President and CEO

PETER HOLMBERG

By:	/s/ Peter Holmberg

Peter Holmberg